Pharma-Bio Serv, Inc. Announces First Quarter 2007 Financial Results

Company generated revenues of $3.6 million and net income of $329,000 for three months ending January 31, 2007

DORADO, Puerto Rico -- (MARKET WIRE) - March 20, 2007 - Pharma-Bio Serv, Inc. (OTC BB: PBSV - News), Puerto Rico’s leading pharmaceutical validation and compliance consulting service firm, announced its first fiscal quarter 2007 financial results.

First fiscal quarter 2007 highlights include:

•	Revenues of $3.6 million, an increase of 6.3% from $3.4 million in first fiscal quarter 2006.
•	Earnings before Interest and Taxes (EBIT) of $714,000.
•	Net Income of $329,000.

Additional financial detail and discussion can be found with the complete January 31, 2007 10QSB filing with the Securities Exchange Commission.

In commenting on the results, CFO of Pharma-Bio Serv, Manuel Morera, said, "Our financial performance for the first quarter of 2007 demonstrates our ability to effectively execute validation and consulting assignments for our clients. Costs were expected to be slightly higher due to this transition period of becoming a public entity, but our financial results continue to demonstrate the success embedded in our operating model."

Pharma-Bio Serv expects to continue to aggressively pursue consulting assignments with new clients while maintaining its current list of world-renowned pharmaceutical companies. Pharma-Bio Serv completed a reverse merger to bring the company public in January 2006 and the shares recently commenced trading in December 2006 on the OTC bulletin board under the ticker PBSV.

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv, Inc. operates as a validation and compliance consulting service firm. The company assists its clients in complying with government regulations by offering a range of consulting services in the areas relating to compliance with the regulations of Food and Drug Administration, as well as matters relating to providing compliance support for new facilities start up and the introduction of new pharmaceutical products into manufacturing, technology transfer, commissioning, qualification and validation, regulatory compliance and support for filing to regulatory agencies, project management, laboratory, engineering, technical documentation and training services.. The company offers its services to pharmaceutical, chemical, biotechnology, and medical devices and allied products companies in Puerto Rico, the United States, and Europe. The company was founded in 1993 and is based in Dorado, Puerto Rico. For more information, please visit the Company's web site at www.pharmaservpr.com.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. The Company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, but are not limited to, the risk factors noted in the Company's filings with the United States Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products, services and enhancements by competitors; the competitive nature of the markets for the Company's products and services; the Company's ability to gain market acceptance for its products and services; the Company's ability to fund its operational growth; the Company's ability to attract and retain skilled personnel; the Company's ability to diversify its revenue streams and customer concentrations; and the Company's reliance on third-party suppliers.

PHARMA-BIO SERV, INC.
Consolidated Balance Sheet (Unaudited)
As of January 31, 2007

Assets:
Current assets
Cash and cash equivalents	$2,423,192
Accounts receivable	4,039,843
Other	208,670
Total current assets	6,671,705

Property and equipment	348,083

Other assets, mainly intangible assets	185,767

Total Assets	$7,205,555

Liabilities and Stockholders' Equity:
Current liabilities
Current portion-obligations under capital leases	$39,651
Accounts payable and accrued expenses	1,118,628
Due to affiliate - current	2,818,744
Income taxes	168,764
Total current liabilities	4,145,787

Long-term liabilities
Due to affiliate	2,412,828
Other long-term liabilities	131,444
Total long-term liabilities	2,544,272

Total Liabilities	6,690,059

Stockholders' Equity:
Preferred Stock, $0.0001 par value; authorized 10,000,000 shares; none outstanding	-
Common Stock, $0.0001 par value; authorized 50,000,000 shares; issued and outstanding 19,615,539 shares	1,961
Additional paid-in capital	39,022
Retained earnings	474,513
Total Stockholders' Equity	515,496

Total Liabilities and Stockholders' Equity	$7,205,555

PHARMA-BIO SERV, INC.
Consolidated Statements of Income (Unaudited)
For the Three-Month Periods Ended January 31, 2007 and 2006

	2007	2006

Revenues	$3,618,330	$3,404,182

Cost of Services	2,167,128	2,033,339

Gross Profit	1,451,202	1,370,843

Selling, General and Administrative Expenses	736,585	455,398

Interest Expense	129,246	-

Income Before Income Tax	585,371	915,445

Income Tax	255,955	21,873

Net Income	$329,416	$893,572

Basic Earnings Per Common Share	$0.02	$0.50

Diluted Earnings Per Common Share	$0.01	$0.16

Weighted Average Number of Common Shares Outstanding- Basic	18,724,953	1,791,985

Weighted Average Number of Common Shares Outstanding- Diluted	22,231,227	5,417,925

PHARMA-BIO SERV, INC.
Consolidated Statements of Cash Flows (Unaudited)
For the Three-Month Periods Ended January 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income for the period	$329,416	$893,572
Loss on disposition of property and equipment	19,863	3,664
Stock-based compensation	39,022	-
Depreciation and amortization	54,497	30,144
Imputed interest expense	126,611	-
Decrease in accounts receivable	1,761,246	1,481,792
Decrease (increase) in other assets	48,660	(150,305)
Increase (decrease) in liabilities	288,489	(149,922)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,667,804	2,108,945

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(10,221)	(87,028)
Cash acquired as part of the acquisition of Plaza	-	28,943
NET CASH USED IN INVESTING ACTIVITIES	(10,221)	(58,085)

CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from the sale of preferred stock	-	10,000,000
Payment for purchase of Plaza stock	-	(9,900,000)
Payment for non-compete covenant	-	(100,000)
Payments on capital lease obligations	(9,426)	(8,649
Payment to affiliate	(2,500,000)	-
Distributions to stockholder	-	(749,554)
NET CASH USED IN FINANCING ACTIVITIES	(2,509,426)	(758,203)

NET INCREASE IN CASH AND CASH EQUIVALENTS	148,157	1,292,657

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	2,275,035	1,791,557

CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,423,192	$3,084,214

PAYMENTS OF:
Income tax	$-	$-
Interest	$503,708	$3,412

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of cashless exercise warrants to shares of common stock	$130	$-
Income tax withheld by clients but used as a credit in the income tax return of a stockholder (noncash distribution)	$-	$84,561
Income tax withheld by clients to be used as a credit in the credit in the Company's income tax return	$8,361	$-
Debt incurred in the acquisition of certain assets from another company	$-	$200,000
Debt payable to officer originated in the acquisition of Plaza, net of $1,025,000 imputed interest	$-	$7,225,000

Contact:

TMS Capital LLC
Thomas Sauve (Investors / Media)
(646) 245-2465
tms@tmscapital.com